
                                                    Rule 424(b)(3)
                                                    File No. 333-38545

Pricing Supplement No. 70                           Dated: November 21, 1997
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 4, 1997)



U.S.$2,500,000,000
Heller Financial, Inc.
Medium-Term Notes, Series G

(Registered Notes -Fixed/Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $100,000,000                      Issue Price: 100%
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
Original Issue Date: November 25, 1997              Stated Maturity Date: January 15, 1999

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [ ] Commercial Paper Rate [ ] LIBOR      [ ] Treasury Rate
             [ ] Federal Funds Rate    [ ] Prime Rate [X] Other: Fixed/Prime

Interest Reset Period: N/A until February 24, 1998: then Daily

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement:
N/A  - Until February 24, 1998: Then Each Business Day, up to but excluding the
Stated Maturity.


Interest Payment Dates: (If other than as specified in the Prospectus
Supplement): The 15th day of April, July, October and January of each year beginning April 15, 1998 up to and including the Stated Maturity Date.

Interest Determination Date(s):  N/A until February 24, 1998: then Daily - prior day Prime Rate.
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

                                                                Rule 424(b)(3)
                                                                File No. 333-38545

Pricing Supplement No. 70                                       Dated: November 21, 1997
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 4, 1997)



Initial Interest Rate: 6.10%; until February 24, 1998

Index Maturity: N/A

Day Count Convention: Act/360

Maximum Interest Rate: N/A                                      Minimum Interest Rate: N/A

Spread (+/-):N/A; until February 24, 1998; then - 2.60%         Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be   % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .06%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 70
                       UNDER MTN-SERIES G PROGRAM: $2,358,250,000.00
                   b)  CUSIP #42333HJF

Agent: Merrill Lynch & Co.
       250 Vesey Street
       New York, NY 10281